COMPENSATION AGREEMENT

THIS COMPENSATION AGREEMENT ("Agreement") is by and between HealthStar, Inc., an Illinois corporation, ("HEALTHSTAR"), a wholly owned subsidiary of HealthStar Corporation, and Darren T. Horndasch ("HORNDASCH"), Vice President & Chief Operating Officer, HealthStar, Inc. The term of this Agreement shall commence as of July 1, 1999 (the "Effective Date") and shall continue thereafter until July 30, 2000 (the "Termination Date").

BASE SALARY: One Hundred Eighty Thousand Dollars ($180,000) per annum payable on a bi-weekly basis less statutory and elective payroll deductions.

CAR ALLOWANCE: Two Hundred Thirty Dollars, Seventy-Seven cents ($230.77) payable bi-weekly totaling six thousands ($6000) per year. This amount is to cover all expenses related in automobile business travel.

If Horndasch voluntarily resigns or is terminated for "cause," at the option of the Company, Horndasch forfeits any amounts that may be due under this Agreement as of his termination date or which may become due thereafter which are not required to be paid out according to Illinois law. In case of Horndasch's death, any amounts owed, including salary will be payable to his estate.

In the event that Horndasch's employment is terminated "without cause" by HEALTHSTAR, Horndasch shall receive a 90-day written notice of termination of employment and shall be compensated according to the terms of this agreement during this period.

MODIFICATIONS:

This Agreement is the complete, full and exclusive understanding of HEALTHSTAR and Horndasch with respect to Compensation and they supersede and cancel all prior agreements, written or oral, between the parties hereto. Any amendments, additions, or supplements to or cancellation of this Agreement shall be effective and binding on HEALTHSTAR and Horndasch only if in writing and signed by the President and approved by the Board of Directors.

If any one or more of the provisions contained in this Agreement shall for any reason be held to invalid, illegal or unenforceable or any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

This Agreement shall be subject to and governed by the laws of the State of Illinois. The failure of either party to insist, in one or more instances, upon performance of any of the terms and provisions of this Agreement shall not be construed as a waiver of a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition; and the obligation of both parties with respect thereto shall continue in full force and effect.

This Agreement is not a contract of employment, express or implied, but merely sets forth the compensation arrangement of Horndasch.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                        /s/ Stephen J. Carder    7/22/99
                                        ----------------------------------------
                                        Stephen J. Carder, Date
                                        President, HealthStar, Inc.

                                        /s/ Darren T. Horndasch
                                        ----------------------------------------
                                        Denise E. Nedza, Date
                                        Vice President & Chief Operating Officer
                                        HealthStar, Inc.